Exhibit 99.2

Oil States International, Inc. Announces Upsized Pricing of $400 Million Offering of Senior Notes

Houston, Texas, December 18, 2012 (GLOBE NEWSWIRE) — Oil States International, Inc. (“Oil States” or the “Company”) (NYSE:OIS) announced today the pricing of its private placement to eligible purchasers of $400 million in aggregate principal amount of 5.125% senior unsecured notes due 2023. The offering size was increased to $400 million from the previously announced $300 million. The notes will be issued at 100% of par to yield 5.125% to maturity. The offering is expected to close on December 21, 2012, subject to customary closing conditions. Oil States intends to use the net proceeds from this offering to repay all outstanding borrowings under its U.S. revolving credit facility and for general corporate purposes.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes were and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Oil States International, Inc. is a diversified oilfield services company and is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

The foregoing contains forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” and “Risk Factor” sections of our Quarterly Reports on Form 10-Q for the periods ended September 30, 2012, June 30, 2012 and March 31, 2012, respectively, and Annual Report on Form 10-K for the year ended December 31, 2011.

Company Contact:

Bradley J. Dodson

Oil States International, Inc.

713-652-0582

SOURCE: Oil States International, Inc.